                                                        Exhibit 99.1

                                   Explanatory Note

The shares of Class A Common Stock were purchased by PS Sook Ltd., which Mr. Sook and his spouse are the beneficial owners.

The total amount of shares of Class A Common Stock includes previously acquired options to purchase 600,000 shares of Class A Common Stock (which have not been exercised) and previously acquired 387,087 shares of Class B Common Stock which are convertible into
Class A Common Stock on a one-for-one basis (which have not been converted).